Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 16, 2022
Contact:	Jason A. Field
Vice President and CFO
Telephone:	540-777-3997

RGC RESOURCES, INC.

REPORTS 2022 EARNINGS

ROANOKE, Va. (November 16, 2022)--RGC Resources, Inc. (NASDAQ:  RGCO) announced a consolidated Company net loss of $31,732,602 or $3.48 per share for the fiscal year ended September 30, 2022.  The net loss reflects total after-tax impairment charges of approximately $40.9 million related to RGC Midstream, LLC’s (“Midstream”) investment in the Mountain Valley Pipeline, LLC (“MVP”).  Underlying net income, a non-GAAP measure that excludes the impairment, was $9,178,942 or $1.01 per share, which compares to underlying earnings of $10,102,062 or $1.22 per share for the year ended September 30, 2021.

Roanoke Gas continued executing its strategy of utility investment that increases system reliability and drives customer growth and earnings.  CEO Paul Nester stated, “Utility margins increased $1.7 million, or 4%, on SAVE infrastructure replacement programs, customer expansion and higher industrial volumes, driving 4% Roanoke Gas net income growth.  The overall underlying earnings decline was attributable to the lower non-cash MVP earnings and borrowing costs in the Midstream subsidiary.”

Net loss for the quarter ended September 30, 2022 was $11,415,229 or $1.16 per share, which includes an after-tax, non-cash MVP impairment charge of approximately $11.3 million.  Underlying net loss for the fourth quarter, which excludes this impairment, was $75,660 or $0.01 per share, down from the fourth quarter 2021.  2022 fourth quarter results reflect increased returns from the SAVE infrastructure replacement program, higher industrial volumes and other income as compared to 2021 fourth quarter results, which included the recognition of $859,000 of American Rescue Plan Act funds earmarked for customers with arrearage balances.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Utility margins is a non-GAAP measure defined as utility revenues less cost of gas.  Underlying net income removes the effect of after-tax impairment charges from the results of operations to enhance the comparability of financial results between periods.  Management considers these non-GAAP measures to provide useful information to both management and investors for purpose of such comparability and in evaluating operating performance, but they should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for, or superior to, GAAP results.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations and regulatory and legal challenges and those set forth in the Company’s Form 10-Q for the quarter ended June 30, 2022 and Item 1-A in the Company’s fiscal 2021 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Twelve months ended September 30,
	2022	2021	2022	2021

Operating revenues	$14,112,560	$13,355,254	$84,165,222	$75,174,779
Operating expenses	13,657,868	12,800,091	69,248,547	60,396,470
Operating income	454,692	555,163	14,916,675	14,778,309
Equity in earnings of unconsolidated affiliate	1,410	180,804	73,327	1,667,554
Impairment of unconsolidated affiliates	(15,270,090)	—	(55,092,303)	—
Other income, net	568,893	164,386	1,456,983	912,146
Interest expense	1,187,015	1,024,054	4,497,929	4,051,885
Income (loss) before income taxes	(15,432,110)	(123,701)	(43,143,247)	13,306,124
Income tax expense (benefit)	(4,016,881)	(124,182)	(11,410,645)	3,204,062

Net income (loss)	$(11,415,229)	$481	$(31,732,602)	$10,102,062

Net earnings (loss) per share of common stock:
Basic	$(1.16)	$—	$(3.48)	$1.22
Diluted	$(1.16)	$—	$(3.48)	$1.22

Cash dividends per common share	$0.195	$0.185	$0.780	$0.740

Reconciliation of GAAP net income to underlying net income:
Net income (loss) as reported	$(11,415,229)	$481	$(31,732,602)	$10,102,062
Impairment - net of income tax	11,339,569	-	40,911,544	-
Underlying net income (loss)	$(75,660)	$481	$9,178,942	$10,102,062

Underlying earnings (loss) per share: basic and diluted	$(0.01)	$-	$1.01	$1.22

Weighted average number of common shares outstanding:
Basic	9,815,028	8,360,369	9,122,678	8,251,802
Diluted	9,815,028	8,372,920	9,122,678	8,264,904

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
Assets	2022	2021
Current assets	$35,548,319	$25,143,855
Utility property, net	229,861,074	211,649,684
Other non-current assets	24,899,850	73,315,654

Total Assets	$290,309,243	$310,109,193

Liabilities and Stockholders’ Equity
Current liabilities	$22,315,310	$26,013,532
Long-term debt, net	135,695,289	133,471,427
Deferred credits and other non-current liabilities	39,207,988	50,922,525
Total Liabilities	197,218,587	210,407,484
Stockholders’ Equity	93,090,656	99,701,709

Total Liabilities and Stockholders’ Equity	$290,309,243	$310,109,193